Exhibit 10.4

May 1, 2015

PERSONAL AND CONFIDENTIAL

Peter Polizzi
By email
Dear Peter:

This letter summarizes the terms of your separation from employment with Sonus Networks, Inc. (the “Company”). You and the Company agree as follows:
A.    Separation From Employment
1.    Employment Status. As agreed, your employment with the Company will terminate effective May 1, 2015 (the “Separation Date”).
2.    Final Payments.  As of the Separation Date, payments of your salary will cease and you will be entitled to severance as set forth in your executive employment letter, dated June 13, 2013 (your “Agreement”); provided that the payments reflected in paragraph 4(a)(i) of the Agreement will be made in a single lump sum. In addition, the Company will pay you (i) all earned but unpaid base salary up to and through the Separation Date, and (ii) all accrued but unused vacation up to and through the Separation Date. The Company will also reimburse you for all appropriately documented business expenses in accordance with Company policy; provided that you submit all documentation of any such expenses on or before the Separation Date.
3.    Benefits. In accordance with the Agreement, the Company will continue to pay its share of medical, dental and vision premiums for you and your dependents through May 31, 2016. As of the Separation Date, the following benefits will cease to be effective: vacation accrual, sick and personal day accrual, 401k, life and accidental death and dismemberment, flexible spending accounts and short-term/long-term disability. You may consult with the Company’s Human Resources Department if you are interested in continuing certain of these benefits at your own expense.

4.    Stock Options and Restricted Shares. As stated in the Agreement, any stock options granted to you by the Company to purchase shares of the Company’s common stock that are unvested as of the Separation Date and that will vest during the twelve (12) months following your termination will accelerate and immediately vest and become exercisable upon termination, and your stock options that are or become vested will remain outstanding and exercisable for the shorter of three (3) years following the Separation Date or the original remaining life of the options. Any shares of restricted stock granted to you by the Company that are unvested as of the Separation Date and that will vest in during twelve (12) months following your termination will accelerate and immediately vest upon termination, any and all restrictions on such restricted shares will be terminated, and any and all legends on such restricted shares will be removed so that the restricted shares will be freely marketable.

5.    Stock Transactions. As of the Separation Date, you will no longer be obligated to comply with the Company’s quiet period restrictions regarding the purchase or sale of the Company’s stock. Please understand, however, you remain subject to all federal and state securities laws and that that it is a violation of law to trade in Company stock if you possess material non-public information.

B.     General Release of Claims
1. Release.   In consideration of the severance pay above and other good and valuable consideration, the receipt of which are hereby acknowledged, you hereby agree to remise, release, and forever discharge the Company and its subsidiaries, successors and assigns, and their respective past, present and future officers, directors, shareholders, agents, legal representatives, insurers, benefit plans, and employees (the “Released Parties”) from any and all claims, losses, liabilities, obligations, and causes of action of every kind, nature and character, known or unknown, that you may have, or have ever had, against any of the Released Parties, arising out of, in any way connected with, or relating to your employment with the Company, separation from employment with the Company, or other status with the Company, including, but not limited to (collectively the “Causes of Action”), (a) claims for compensation, salary, wages, bonuses, commissions, vacation pay, expense reimbursement, benefits, multiple damages, or attorneys fees conferred by or arising under any state, federal or local law, including the M.G.L. c. 149, §§148 and 150 (also known as the Massachusetts Wage Act); (b) claims for breach of contract, express or implied; (c) claims for wrongful discharge, defamation, breach of privacy, intentional infliction of emotional distress, or any other tort or personal injury; (d) claim under common law; (e) claims relating to harassment, discrimination, retaliation, and/or civil rights; and (f) claims arising under any municipal, state or federal law, statute, regulation or ordinance, including without limitation Title VII of the Civil Rights Act, the Equal Pay Act, 42 U.S.C. §1981, the Rehabilitation Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act, the Worker Adjustment and Retraining Notification Act, the Massachusetts Fair Employment Practices Act, The New Jersey Law Against Discrimination, the Massachusetts Equal Rights Law, Mass. G.L. c. 151B, and similar provisions under the laws of the Commonwealth of Massachusetts, and the state of New Jersey, all as amended. In addition, you agree not to assist or otherwise cooperate with any third parties in the filing or administration of any Cause of Action.

2. Waiver of Rights and Claims Under the Age Discrimination In Employment Act of 1967

This agreement is intended to comply with the Older Workers’ Benefit Protection Act of 1990 (“OWBPA’) with regard to your waiver and release of rights and/or claims under the Age Discrimination in Employment Act of 1967 (“ADEA”). To that end, you agree and acknowledge as follows:

(a)
In consideration for the amounts described above, which you are not otherwise entitled to receive, you specifically and voluntarily waive such rights and/or claims under the ADEA you might have against the Company to the extent such rights and/or claims arose prior to the date this Agreement was executed.

(b)	You understand that rights or claims under the ADEA which may arise after the date this Agreement is executed are not waived by you.

(c)	You have been advised to consult with or seek advice from an attorney of your choosing before executing this Agreement.

(d)
You have twenty-one (21) days within which to consider the terms of this Agreement and the decision to enter into this Agreement, and that such twenty-one (21) day review period will not be affected or extended by any revisions, whether material or immaterial, that might be made to this Agreement.

(e)
You may revoke your acceptance of this Agreement in the seven (7) day period following the date on which you sign the Agreement. Notice of revocation must be in writing, and submitted to the Company within the seven (7) day revocation period. This Agreement will not become effective or enforceable until the seven (7) day revocation period has expired.

3. No Assignment. You represent that you have made no assignment, and will make no assignment, of any claim, right of action or any right of any kinds whatsoever, embodied in any of the claims released by you herein, and that no other person or entity of any kind had or has any interest in any of the respective claims, demands, obligations, actions, causes of action, debts, liabilities, rights, contracts, damages, attorneys’ fees, costs, expenses or losses released by you herein.
4. Full Resolution of Claims. You acknowledge that you desire the foregoing release to be a full and complete resolution of any and all claims, complaints or grievances you have, may have or ever had against the Company, whether known or unknown, relating to your employment with and termination from the Company.
C.    Return of Company Property
On or before the Separation Date, you agree to return to the Company any and all Company property, documents, materials and information that you created, received, or used in the course of your employment, including but not limited to laptop, keys, contact information, and badge (the “Company Materials”). You further agree that you shall not retain any copies of the Company Materials, whether in written or electronic form, and that if you discover any other Company Materials in your possession after the Separation Date, you will immediately return such materials to the Company.
D.    Post-Employment Obligations

1.    Contractual Obligations. You confirm the existence and continued validity of the Non-Competition and Confidentiality Agreement signed by you (the “Confidentiality Agreement”), which you signed as a condition of your employment with the Company.
2.    Cessation of Payments In Event of Breach. You understand and acknowledge that, if the Company reasonably determines that you have failed to abide by your obligations under this Section D, or any other provision of this Agreement or the Confidentiality Agreement, the Company may immediately terminate all severance and related benefits set forth above, in addition to, and not in lieu of, seeking all other legal and equitable relief.
E.    Miscellaneous
1.    This Agreement shall be deemed to have been executed and delivered within the Commonwealth of Massachusetts and the rights and obligations of the parties to this Agreement shall be construed and enforced in accordance with and governed by the laws of the Commonwealth of Massachusetts. The state or federal courts in the Commonwealth of Massachusetts will have exclusive jurisdiction to adjudicate any dispute arising under or relating in any way to this Agreement, and the parties hereby submit to the jurisdiction and venue of any Massachusetts court.

2.    This Agreement may be modified only by a written agreement signed by you and an authorized Company representative.
3.    If one or more of the provisions contained in this Agreement is held to be excessively broad as to scope, activity, subject or otherwise so as to be unenforceable at law, such provision or provisions will be construed by the appropriate judicial body by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with applicable law.
4.    You agree that you have entered into this Agreement voluntarily and that you have had the opportunity to review this Agreement with an independent lawyer of your choosing. In entering into this Agreement, you are not relying on any representation, promise, or inducement made by the Company or its attorneys with the exception of those promises described in this document.
* * *
If you agree to the terms of this Agreement, please sign and date below and return this Agreement to me. Because the Company cannot leave this offer of severance open indefinitely, please note that this offer of severance will expire and no longer be valid upon the earlier to occur of (i) your receipt of written notice from the Company, which specifically withdraws this offer of severance, or (ii) 5:00 p.m. (Eastern Standard Time) twenty-one (21) days after the date that you receive the offer.

Sincerely,
Sonus Networks, Inc.,

By:	/s/ Jeffrey M. Snider
Jeffrey M. Snider
Chief Administrative Officer

YOU REPRESENT THAT YOU HAVE READ THE FOREGOING AGREEMENT, THAT YOU FULLY UNDERSTAND THE TERMS AND CONDITIONS OF SUCH AGREEMENT AND THAT YOU ARE VOLUNTARILY EXECUTING THE SAME. IN ENTERING INTO THIS AGREEMENT, YOU DO NOT RELY ON ANY REPRESENTATION, PROMISE OR INDUCEMENT MADE BY THE COMPANY WITH THE EXCEPTION OF THE CONSIDERATION DESCRIBED IN THIS DOCUMENT.

Accepted and agreed to:

/s/ Peter Polizzi	May 1, 2015
Peter Polizzi	Date